Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Third Quarter 2013 Financial Results; Declares Quarterly Dividend
Indiana, PA., October 23, 2013 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $15.9 million, or $0.16 diluted earnings per share, for the third quarter ended September 30, 2013, as compared to net income of $9.8 million, or $0.09 diluted earnings per share, in the third quarter of 2012. The increase in net income was due to higher net interest income, lower provision for loan losses and noninterest expense, partially offset by lower noninterest income. For the nine months ended September 30, 2013, net income was $32.2 million, or $0.33 diluted earnings per share, compared to net income of $33.2 million, or $0.32 diluted earnings per share, for the comparable period in 2012. The decrease in net income was the result of lower net interest income, higher provision for loan losses and reduced noninterest income, partially offset by lower noninterest expense.
T. Michael Price, President and Chief Executive Officer commented, “We are pleased that credit performance in both our loan and trust preferred investment portfolios had a positive impact on our earnings results this quarter. Best-in-class performance begins with lower long-term credit costs, and we believe the effectiveness of our credit infrastructure is becoming increasingly evident and will serve as a competitive advantage over time.”

Net Interest Income and Net Interest Margin
Third quarter 2013 net interest income, on a fully taxable equivalent basis, was $48.3 million, a $0.6 million, or 1%, increase as compared to the third quarter of 2012. The increase is primarily the result of $1.0 million of income recognized on other-than-temporarily impaired pooled trust preferred collateralized debt obligations that received payments during the quarter. The additional income beneficially affected the net interest margins for the quarter and twelve-month period ending September 30, 2013 by eight basis points and two basis points, respectively. Net interest margin was 3.43%, 3.35% and 3.54% for the three-month periods ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. For the nine months ended September 30, 2013 net interest income, on a fully taxable equivalent basis, decreased $3.7 million to $141.4 million as compared to the same period of 2012. The decline was primarily due to a 22 basis point reduction in the net interest margin. The 12-month change in net interest income was impacted by $1.0 million of delinquent interest recognized in the first quarter of 2012 for one commercial loan that paid off, offset by the aforementioned $1.0 million of additional income from the trust preferred securities. The net interest margin for the nine months ended September 30, 2013 and 2012 was 3.41% and 3.63%, respectively. The prolonged low interest rate environment is causing net interest margin compression, and the negative effects were partially offset by a $188.4 million, or 4%, increase in interest-earning assets over the twelve-month period.
Loan growth for the quarter ended September 30, 2013, was $10.3 million compared to the prior quarter and $25.7 million over the past 12 months. Price noted, “Loan growth over the past 12 months has been significantly muted by our efforts to reduce risks in the loan portfolio through sector concentration limits, vigorous management of hold limits, aggressive charge-offs of problem loans and encouraging marginal credits to seek financing elsewhere. Although these actions dampen short-term performance metrics, this strategic discipline is absolutely critical to long-term shareholder returns.”
Deposits increased $123.4 million over the past 12 months, including a $50.4 million, or 6%, increase in noninterest-bearing demand checking accounts. Demand accounts currently comprise 20% of total deposits. Changes in the 2013 deposit mix also include $167.0 million of purchased wholesale deposits. The wholesale deposit purchases represented an alternative to borrowed funds due to more favorable rates and terms than retail deposits.

Credit Quality
The provision for credit losses was $2.7 million and $18.0 million for the three and nine months ended September 30, 2013, respectively, as compared to $6.8 million and $14.8 million in the prior-year periods. The nine-month increase in provision expense is primarily related to the $13.1 million charge-off of an $18.6 million legacy credit relationship to a local real estate developer in the second quarter of 2013.
For the quarter ended September 30, 2013, nonperforming loans were $71.2 million, or 1.68% of total loans, a decrease of $1.9 million from June 30, 2013 and $22.7 million from September 30, 2012.
During the third quarter of 2013, net charge-offs were $5.2 million compared to $4.3 million in the third quarter of 2012. Net charge-offs for the third quarter included $2.3 million for a loan to a local energy company that was previously classified as nonaccrual and had a specific reserve of $2.3 million. For the nine months ended September 30, 2013, net charge-offs were $30.2 million, or 0.95% of average loans on an annualized basis, compared to $12.0 million, or 0.38% of average loans on an annualized basis, for the same period in 2012.
The allowance for credit losses as a percentage of total loans outstanding was 1.30%, 1.36% and 1.52% for September 30, 2013, June 30, 2013 and September 30, 2012, respectively.
Other Real Estate Owned (“OREO”) acquired through foreclosure was $9.7 million at September 30, 2013, as compared to $15.6 million and $16.0 million at June 30, 2013 and September 30, 2012, respectively. During the third quarter of 2013, five OREO properties were sold generating gains of $1.1 million.
Noninterest Income
Noninterest income, excluding net security gains, decreased $0.8 million, or 5%, in the third quarter of 2013 compared to the same period last year. Positive factors affecting noninterest income include the aforementioned OREO gains and a $0.8 million increase in deposit/debit card revenues in 2013. The third quarter 2012 results included a $1.9 million gain on the early termination of a mortgage banking joint venture relationship.
For the nine months ended September 30, 2013, noninterest income, excluding net security gains, decreased $4.5 million, or 9%, when compared to the same period of 2012, primarily attributable to $2.3 million of lower gains on the sale of troubled commercial loans and the aforementioned mortgage banking termination fee in 2012.
Net security gains for the three and nine months ended September 30, 2013 and September 30, 2012 were $0.2 million. First Commonwealth has not incurred any other-than-temporary impairment charges in the investment portfolio since the third quarter of 2010.
Noninterest Expense
Noninterest expense decreased $4.7 million to $40.0 million in the third quarter of 2013 as compared to $44.8 million in the third quarter of 2012. The third quarter of 2012 included the effects of a $3.5 million loss related to an external fraud. Other noninterest expense improvements in the third quarter 2013, as compared to the same period of 2012, include $0.5 million of data processing expense and $0.4 million of loan collection expense.
For the nine months ended September 30, 2013, as compared to the same period last year, noninterest expense decreased $9.9 million, or 7%. The decline was primarily attributable to reductions of $3.2 million in operational/fraud losses, $3.2 million in OREO write-downs, $1.8 million in collection and repossession costs, $1.1 million in salaries and employee benefits, $1.2 million in data processing/professional expense, $0.4 million in FDIC insurance and $1.0 million in other expense. These expense reductions were partially offset by a $1.6 million charge for early extinguishment of debt for $32.5 million of fixed-rate trust preferred debt and a $0.8 million contingency reserve established for a tax reporting issue in the first half of 2013.
Full-time equivalent staff was 1,377 and 1,412 for the periods ended September 30, 2013 and 2012, respectively. The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 66% for the nine months ended September 30, 2013, and 68% for the same period of 2012.

On September 30, 2013, First Commonwealth executed a contract with Jack Henry and Associates to license the Jack Henry and Associates SilverLake System® core processing software and to outsource certain data processing services. A system conversion is expected to occur during the second or third quarter of 2014. First Commonwealth will incur approximately $12.0 million of charges related to accelerated depreciation for data processing hardware and software, early termination charges on existing contracts and staffing and employment-related charges. These charges will be recognized beginning in the fourth quarter of 2013 through the anticipated conversion date. First Commonwealth expects to achieve $6.0 to $8.0 million in lower annual technology-related expenses as well as employment and other operational expense reductions following the conversion date.
“To date, our efficiency efforts have been effective, but incremental in nature,” stated Norm Montgomery, Executive Vice President / Business Integration. “The conversion of our core processing platform represents a defining step in the evolution of our IT and operations infrastructure, and we are confident that the transition to an integrated, best-of-suite platform will provide a transformative catalyst for both our operating efficiency and our delivery process, resulting in a vastly improved customer experience.”
Dividend/Buybacks
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.06 per share which is payable on November 15, 2013 to shareholders of record as of November 4, 2013. This dividend represents a 3% projected annual yield utilizing the October 22, 2013 closing market price of $8.14.
On January 29, 2013, First Commonwealth’s Board of Directors authorized a $25.0 million common stock repurchase program in addition to the $50.0 million common stock repurchase program announced on June 19, 2012. Under these programs, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. Depending on market conditions and other factors, repurchases may be made at any time or from time to time, without prior notice. First Commonwealth may suspend or discontinue the programs at any time. As of September 30, 2013, First Commonwealth has purchased 9,821,489 shares at an average price of $6.86 per share under these programs.
First Commonwealth’s capital ratios for leverage, Total and Tier I were 9.8%, 13.2% and 12.0%, respectively on September 30, 2013.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the third quarter of 2013 on Wednesday, October 23, 2013 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-353-0037 or through the company’s Investor Relations web page at http://ir.fcbanking.com. A replay of the webcast will be available approximately two hours following the conclusion of the conference. A link to the webcast will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth is a $6.2 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 110 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. These risks and uncertainties include, among other things, the following: deterioration of general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; the failure of a third party to perform critical functions or services; deterioration in the value of securities held in our investment securities portfolio; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Law and other legal and regulatory changes; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; and other risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:
Investor and Media Relations:
Richard Stimel
VP / Corporate Communications & Investor Relations
724-349-7220

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$48,255	$46,728	$47,704	$141,429	$145,099
Provision for credit losses	2,714	10,800	6,754	18,011	14,838
Noninterest income	17,083	14,931	17,855	46,899	51,331
Noninterest expense	40,045	41,998	44,765	123,497	133,365
Net income	15,854	5,816	9,847	32,223	33,219

Earnings per common share (diluted)	$0.16	$0.06	$0.09	$0.33	$0.32

KEY FINANCIAL RATIOS
Return on average assets	1.02%	0.38%	0.66%	0.70%	0.75%
Return on average shareholders' equity	8.83%	3.16%	5.07%	5.88%	5.76%
Efficiency ratio(2)	61.50%	68.12%	68.45%	65.66%	67.95%
Net interest margin (FTE)(1)	3.43%	3.35%	3.54%	3.41%	3.63%

Book value per common share	$7.45	$7.37	$7.45
Tangible book value per common share(4)	5.76	5.69	5.88
Market value per common share	7.59	7.37	7.05
Cash dividends declared per common share	0.06	0.06	0.05	$0.17	$0.13

ASSET QUALITY RATIOS
Allowance for credit losses as a percent of
end-of-period loans	1.30%	1.36%	1.52%
Allowance for credit losses as a percent of
nonperforming loans	77.17%	78.60%	68.27%
Nonperforming loans as a percent of
end-of-period loans	1.68%	1.73%	2.23%
Nonperforming assets as a percent of
total assets	1.33%	1.45%	1.85%
Net charge-offs as a percent of average loans
(annualized)	0.49%	1.47%	0.41%

CAPITAL RATIOS
Shareholders' equity as a percent of total
assets	11.56%	11.55%	12.98%
Tangible common equity as a percent of
tangible assets(3)	9.18%	9.16%	10.54%
Leverage Ratio	9.84%	9.89%	11.69%
Risk Based Capital - Tier I	12.04%	12.05%	13.68%
Risk Based Capital - Total	13.22%	13.27%	14.93%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
INCOME STATEMENT
Interest income	$52,308	$50,981	$53,880	$155,050	$165,208
Interest expense	5,079	5,283	7,230	16,705	23,470
Net Interest Income	47,229	45,698	46,650	138,345	141,738
Taxable equivalent adjustment(1)	1,026	1,030	1,054	3,084	3,361
Net Interest Income (FTE)	48,255	46,728	47,704	141,429	145,099
Provision for credit losses	2,714	10,800	6,754	18,011	14,838
Net Interest Income after Provision for Credit Losses (FTE)	45,541	35,928	40,950	123,418	130,261

Changes in fair value on impaired securities	236	2,841	1,374	4,941	1,549
Non-credit related gains on securities not
expected to be sold (recognized in other
comprehensive income)	(236)	(2,841)	(1,374)	(4,941)	(1,549)
Net Impairment Losses	—	—	—	—	—
Net securities gains	229	4	163	237	163
Trust income	1,406	1,608	1,631	4,677	4,780
Service charges on deposit accounts	4,227	3,815	3,736	11,443	10,975
Insurance and retail brokerage commissions	1,822	1,384	1,844	4,623	4,938
Income from bank owned life insurance	1,359	1,432	1,465	4,219	4,369
Gain on sale of assets	1,356	425	757	2,056	4,316
Card related interchange income	3,536	3,490	3,260	10,214	9,659
Joint venture termination fee	0	0	1,909	0	1,909
Other income	3,148	2,773	3,090	9,430	10,222
Total Noninterest Income	17,083	14,931	17,855	46,899	51,331

Salaries and employee benefits	20,998	21,497	21,280	64,288	65,401
Net occupancy expense	3,274	3,221	3,235	10,130	9,942
Furniture and equipment expense	3,294	3,297	3,118	9,863	9,326
Data processing expense	1,492	1,503	1,987	4,511	5,346
Pennsylvania shares tax expense	1,516	1,517	1,510	4,223	4,203
Intangible amortization	193	297	367	848	1,109
Collection and repossession expense	860	851	1,281	2,862	4,650
Other professional fees and services	878	948	1,028	2,795	3,167
FDIC insurance	1,178	1,084	1,258	3,312	3,757
Loss on sale or write-down of assets	479	343	426	1,009	4,215
Operational losses	238	214	3,657	790	4,033
Loss on early redemption of subordinated debt	—	1,629	—	1,629	—
Other operating expenses	5,645	5,597	5,618	17,237	18,216
Total Noninterest Expense	40,045	41,998	44,765	123,497	133,365

Income before Income Taxes	22,579	8,861	14,040	46,820	48,227
Taxable equivalent adjustment(1)	1,026	1,030	1,054	3,084	3,361
Income tax provision	5,699	2,015	3,139	11,513	11,647
Net Income	$15,854	$5,816	$9,847	$32,223	$33,219

Shares Outstanding at End of Period	95,544,765	96,442,161	103,890,029	95,544,765	103,890,029
Average Shares Outstanding Assuming Dilution	96,208,545	97,577,010	104,098,383	97,675,352	104,595,396

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2013	2013	2012
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$88,179	$77,485	$85,183
Interest-bearing bank deposits	5,077	4,497	3,881
Securities	1,324,767	1,340,600	1,163,301

Loans	4,240,004	4,229,752	4,214,299
Allowance for credit losses	(54,957)	(57,452)	(64,114)
Net loans	4,185,047	4,172,300	4,150,185

Goodwill and other intangibles	161,483	161,677	162,690
Other assets	386,409	396,457	398,398
Total Assets	$6,150,962	$6,153,016	$5,963,638

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$908,436	$900,940	$858,003

Interest-bearing demand deposits	96,587	101,505	97,834
Savings deposits	2,491,315	2,535,592	2,433,065
Time deposits	1,121,463	1,195,010	1,105,532
Total interest-bearing deposits	3,709,365	3,832,107	3,636,431

Total deposits	4,617,801	4,733,047	4,494,434

Short-term borrowings	551,628	441,848	461,770
Long-term borrowings	216,668	216,782	180,471
Total borrowings	768,296	658,630	642,241

Other liabilities	53,509	50,664	53,072
Shareholders' equity	711,356	710,675	773,891
Total Liabilities and Shareholders' Equity	$6,150,962	$6,153,016	$5,963,638

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	September 30,	Yield/	June 30,	Yield/	September 30,	Yield/
	2013	Rate	2013	Rate	2012	Rate
NET INTEREST MARGIN (Quarterly Averages)

Assets
Loans (FTE)(1)	$4,258,372	4.19%	$4,262,773	4.20%	$4,186,446	4.50%
Securities and interest bearing bank deposits (FTE)(1)	1,327,656	2.50%	1,330,752	2.22%	1,175,476	2.55%
Total Interest-Earning Assets (FTE)(1)	5,586,028	3.79%	5,593,525	3.73%	5,361,922	4.08%
Noninterest-earning assets	576,741		577,818		588,954
Total Assets	$6,162,769		$6,171,343		$5,950,876

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,608,249	0.11%	$2,630,512	0.13%	$2,530,100	0.16%
Time deposits	1,144,766	1.06%	1,216,403	1.05%	1,101,991	1.45%
Short-term borrowings	547,393	0.26%	445,249	0.26%	485,754	0.25%
Long-term borrowings	216,733	1.77%	221,310	1.79%	181,038	4.10%
Total Interest-Bearing Liabilities	4,517,141	0.45%	4,513,474	0.47%	4,298,883	0.67%
Noninterest-bearing deposits	885,346		873,827		824,784
Other liabilities	47,932		46,847		53,823
Shareholders' equity	712,350		737,195		773,386
Total Noninterest-Bearing Funding Sources	1,645,628		1,657,869		1,651,993
Total Liabilities and Shareholders' Equity	$6,162,769		$6,171,343		$5,950,876

Net Interest Margin (FTE) (annualized)(1)		3.43%		3.35%		3.54%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Nine Months Ended
	September 30,	Yield/	September 30,	Yield/
	2013	Rate	2012	Rate
NET INTEREST MARGIN (Year-to-Date Averages)

Assets
Loans (FTE)(1)	$4,248,048	4.26%	$4,148,937	4.64%
Securities and interest bearing bank deposits (FTE)(1)	1,299,138	2.35%	1,189,739	2.74%
Total Interest-Earning Assets (FTE)(1)	5,547,186	3.81%	5,338,676	4.22%
Noninterest-earning assets	574,639		593,883
Total Assets	$6,121,825		$5,932,559

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,615,158	0.13%	$2,553,173	0.18%
Time deposits	1,167,593	1.08%	1,156,689	1.55%
Short-term borrowings	450,219	0.26%	414,451	0.26%
Long-term borrowings	239,166	2.17%	190,720	4.00%
Total Interest-Bearing Liabilities	4,472,136	0.50%	4,315,033	0.73%
Noninterest-bearing deposits	869,526		795,443
Other liabilities	48,020		51,627
Shareholders' equity	732,143		770,456
Total Noninterest-Bearing Funding Sources	1,649,689		1,617,526
Total Liabilities and Shareholders' Equity	$6,121,825		$5,932,559

Net Interest Margin (FTE) (annualized)(1)		3.41%		3.63%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2013	2013	2012
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$42,122	$41,767	$40,704
Troubled debt restructured loans on nonaccrual basis	17,807	17,519	46,026
Troubled debt restructured loans on accrual basis	11,290	13,811	7,176
Total Nonperforming Loans	$71,219	$73,097	$93,906
Other real estate owned ("OREO")	9,656	15,603	16,016
Repossessions ("Repo")	695	573	617
Total Nonperforming Assets	$81,570	$89,273	$110,539
Loans past due in excess of 90 days and still accruing	$2,364	$2,648	$2,998
Criticized loans	180,593	223,594	269,041
Nonperforming assets as a percentage of total loans,
plus OREO and Repos	1.92%	2.10%	2.61%
Allowance for credit losses	$54,957	$57,452	$64,114

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$3,000	$13,547	$1,197	$16,957	$4,590
Real estate construction	(63)	624	1,987	633	2,235
Commercial real estate	800	683	27	9,930	382
Residential real estate	686	232	481	517	2,653
Loans to individuals	786	524	624	2,204	2,098
Net Charge-offs	$5,209	$15,610	$4,316	$30,241	$11,958

Net charge-offs as a percentage of average loans
outstanding (annualized)	0.49%	1.47%	0.41%	0.95%	0.38%
Provision for credit losses as a percentage of net
charge-offs	52.10%	69.19%	156.49%	59.56%	124.08%
Provision for credit losses	$2,714	$10,800	$6,754	$18,011	$14,838

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	September 30,	June 30,	September 30,
	2013	2013	2012

Tangible Equity:
Total shareholders' equity	$711,356	$710,675	$773,891
Less: intangible assets	161,483	161,677	162,690
Tangible Equity	549,873	548,998	611,201
Less: preferred stock	—	—	—
Tangible Common Equity	$549,873	$548,998	$611,201

Tangible Assets:
Total assets	$6,150,962	$6,153,016	$5,963,638
Less: intangible assets	161,483	161,677	162,690
Tangible Assets	$5,989,479	$5,991,339	$5,800,948

(3)Tangible Common Equity as a percentage of
Tangible Assets	9.18%	9.16%	10.54%

Shares Outstanding at End of Period	95,544,765	96,442,161	103,890,029
(4)Tangible Book Value Per Common Share	$5.76	$5.69	$5.88

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.